Exhibit 5.1

www.velaw.com

Tel 713.758.2222 Fax 713.758.2346

May 5, 2017

Rosehill Resources Inc.

16200 Park Row, Suite 300

Houston, Texas 77084

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Rosehill Resources Inc. (f/k/a KLR Energy Acquisition Corp.), a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the preparation and filing of a registration statement on Form S-3 (as it may be amended from time to time, the “Registration Statement”) initially filed on or about the date hereof, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”) relating to:

(i)	the issuance by the Company of up to 33,855,026 shares (the “Primary Shares”) of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), including (a) 25,594,158 shares of Class A Common Stock (the “Warrant Exercise Shares”) that may be issued upon exercise of outstanding warrants, each entitling the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per share (the “Warrants”), and (b) 8,260,868 shares of Class A Common Stock (the “Series A Conversion Shares”) that may be issued upon conversion of 95,000 shares of 8.000% Series A Cumulative Perpetual Convertible Preferred Stock (the “Series A Preferred Stock”); and

(ii)	the offer and sale, from time to time, by the selling securityholders identified in the Registration Statement of an aggregate of (a) 17,408,839 Warrants and (b) 58,953,062 shares of Class A Common Stock, including (1) 17,408,839 of the Warrant Exercise Shares, (2) 8,260,868 of the Series A Conversion Shares, (3) 29,807,692 shares of Class A Common Stock that may be issued upon exchange of Rosehill Operating Common Units (as defined in the Registration Statement) with an equal number of shares of the Company’s Class B Common Stock (the “Class B Conversion Shares”) and (4) 3,475,663 shares of Class A Common Stock currently owned by selling securityholders (the “Secondary Shares”).

The securities described in the foregoing clauses (i) and (ii) are collectively referred to herein as the “Securities.”

In connection with this opinion, we have examined the following documents: (i) the Registration Statement, (ii) the Second Amended and Restated Certificate of Incorporation of the Company (the “Certificate”), (iii) the Amended and Restated Bylaws of the Company, (iv) the Certificate of Designations of the Series A Preferred Stock, (v) the First Amended and Restated Limited Liability Company Agreement of Rosehill Operating (the “A&R LLC Agreement”), (vi) the Warrant Agreement, dated March 10, 2016, by and between the Company and Continental Stock Transfer & Trust Company, (vii) the Business Combination Agreement, (viii) the Shareholders’ and

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Richmond Riyadh San Francisco Taipei Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

Registration Rights Agreement, dated as of December 20, 2016, by and among the Company and certain of the selling securityholders, (ix) the Subscription Agreements, dated as of December 20, 2016, between the Company and certain of the Selling Securityholders, (x) the Side Letter, dated as of December 20, 2016, by and among the Company and certain of the selling securityholders, (xi) the Commitment Agreement, dated as of April 25, 2017, by and among the Company, KLR Energy Sponsor LLC and The K2 Principal Fund, L.P., (xii) the records of corporate proceedings that have occurred prior to the date hereof with respect to the Registration Statement, and (xiii) such other certificates, statutes and other instruments and documents that we considered necessary or appropriate for the purpose of rendering the opinions set forth below. In addition, we have reviewed such questions of law as we considered necessary or appropriate. As to matters of fact relevant to the opinions expressed below, and as to factual matters arising in connection with our review of corporate documents, records and other documents and writings, we have relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.

For purposes of rendering the opinions set forth below, we have made the following assumptions: (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and such effectiveness shall not have been terminated or rescinded; (ii) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (iii) each person signing the documents that we reviewed has the legal capacity and authority to do so; (iv) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete; (v) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement, if any; and (vi) at the time of issuance of any Warrant Exercise Shares, Series A Conversion Shares or Class B Conversion Shares, (a) the Company will validly exist and be duly qualified and in good standing under the laws of its jurisdiction of formation, (b) the Company will have the necessary organizational power and authority to issue the Warrant Exercise Shares, Series A Conversion Shares or Class B Conversion Shares, and (c) the Company will have made available for issuance such number of Warrant Exercise Shares, Series A Conversion Shares or Class B Conversion Shares.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Secondary Shares are validly issued, fully paid and non-assessable.

2.	The Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general equitable or public policy principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

3.	The Series A Conversion Shares, when issued and delivered in accordance with the terms of the Certificate of Designations, will be validly issued, fully paid and non-assessable.

4.	The Class B Conversion Shares, when issued and delivered in accordance with the terms of the A&R LLC Agreement and the Certificate, will be validly issued, fully paid and non-assessable.

5.	The Warrant Exercise Shares, when issued by the Company against payment therefor and delivered in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

Our opinions expressed herein are limited in all respects to the General Corporation Law of the State of Delaware, which includes all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the federal laws of the United States of America, and, as to the Warrants constituting legally binding obligations of the Company, solely with respect to the laws of the State of New York. We do not express any opinion as to the applicability of, or the effect thereon, of the laws of any other jurisdiction, domestic or foreign. We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom. Our opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Vinson & Elkins LLP in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.